Exhibit 99.1

FOR IMMEDIATE RELEASE Thursday, April 15, 2004	IR CONTACT:	Deborah Crawford Director of Investor Relations 408 317-3712

	PR CONTACT:	Lynn Brinton Director of Corporate Communications 408 317-3726

NETFLIX ANNOUNCES $100 MILLION IN REVENUE, RECORD LOW CHURN

AND RAISES GUIDANCE FOR 2004

•	Q1 revenue of $100.4 million, up 80 percent year over year
•	Q1 churn of 4.7 percent, down from 5.8 percent one year ago
•	Q1 free cash flow of $9.0 million; up 64% from one year ago. GAAP net cash provided by operating activities of $33.8 million
•	Revenue guidance of $485 to $535 million and GAAP net income of $10.5 to $18.5 million for 2004, after international expansion
•	New pricing for the standard Netflix service. Effective June 15, 2004, the price will increase from $19.95 to $21.99

LOS GATOS, CA — April 15, 2004 — Netflix, Inc. (Nasdaq: NFLX) announced strong financial results for the first quarter ended March 31, 2004.

Revenue, Subscribers and Churn

Total revenue for the first quarter was a record $100.4 million, up 24 percent compared to $81.2 million for the fourth quarter of 2003, and up 80 percent compared to $55.7 million for the first quarter of 2003.

Netflix ended the first quarter of 2004 with approximately 1,932,000 total subscribers. During the quarter Netflix acquired 760,000 new trial subscribers, an 82 percent year-over-year increase from the 417,000 new trial subscribers acquired in the first quarter of 2003 and a sequential increase of 71 percent over the 444,000 new trial subscribers acquired in the fourth quarter of 2003. Household penetration continued to rise in all markets, particularly those reached by generally next-day delivery

(more than 80 percent of Netflix subscribers). For a graphical representation of the Company’s household penetration growth for its metro shipping markets, please link to: http://ir.netflix.com/downloads/marketpenetration041504.pdf

Average monthly subscriber churn1 for the first quarter of 2004 was 4.7 percent as compared to 4.8 percent in the fourth quarter of 2003 and 5.8 percent in the first quarter of 2003. Churn reached a record low percentage this quarter. This is the sixth consecutive quarter that low churn established a new record. Churn includes free trial subscribers as well as paying subscribers who elect not to renew their monthly subscription service during the quarter.

“Quarter after quarter we strive to relentlessly improve our service with faster delivery, better selection, and a more individually-tailored web site. Our strategy is paying off in terms of increased satisfaction, reduced churn, and faster growth,” said Reed Hastings, founder and CEO.

Gross Margin

Gross margin for the first quarter was 43.6 percent, in the low end of the range of the Company’s guidance and, as expected, down from 45.2 percent in the fourth quarter of 2003. Gross margin includes a 1.3 percent favorable impact as a result of certain non-recurring credits during the quarter. The decline in gross margin was primarily due to increased movie rentals per average paying subscriber. Excluding non-recurring credits, gross margin would have been 42.3 percent.

Subscriber Acquisition Cost

Subscriber acquisition cost2 for the first quarter was $35.12 per new-trial subscriber compared to a cost of $31.67 for the first quarter of 2003 and a cost of $32.89 for the fourth quarter of 2003. This planned sequential increase in subscriber acquisition cost was attributable to modest television advertising during the quarter.

GAAP Net Income (Loss), Non-GAAP Net Income (Loss), and Free Cash Flow

GAAP net loss for the first quarter was $5.8 million, or a loss of $0.11 per diluted share, compared to a GAAP net loss of $2.4 million, or a loss of $0.05 per diluted share, for the first quarter of 2003 and GAAP net income of $2.3 million, or $0.04 per diluted share, for the fourth quarter of 2003. GAAP net loss was in the low end of management’s guidance for the quarter. The Company guided to a net

[1]	Monthly churn is defined as customer cancellations in the quarter divided by the sum of beginning subscribers and gross subscriber additions, divided by three months.
[2]	Subscriber acquisition cost is defined as the total marketing expense on the Company’s Statement of Operations divided by total gross subscriber additions during the quarter.

loss due to rapid subscriber growth and the marketing expense associated with new subscribers, which is immediately expensed when a subscriber joins the service.

Non-GAAP net loss was $1.4 million, or a loss of $0.03 per diluted share, for the first quarter of 2004 compared to Non-GAAP net income of $31 thousand, or $0.00 per diluted share for the first quarter of 2003 and Non-GAAP net income of $6.1 million, or $0.09 per diluted share for the fourth quarter of 2003. Non-GAAP net income (loss) equals net income (loss) on a GAAP basis before stock-based compensation expense.

Free cash flow3 for the first quarter of 2004 was $9.0 million or 8.9 percent of revenue, up 64 percent from $5.5 million in the first quarter of 2003 and down 2 percent compared to $9.2 million for the fourth quarter of 2003. This is the Company’s tenth consecutive quarter of positive free cash flow. Cash provided by operating activities for the first quarter of 2004 was $33.8 million, up 164 percent from $12.8 million in the first quarter of 2003 and up 8 percent compared to $31.4 million for the fourth quarter of 2003.

Price Increase

The Company plans to increase the price of the standard Netflix service from $19.95 to $21.99 per month, beginning in mid-June.

“Over the past four years Netflix has created the premier online DVD rental service and transformed the home entertainment experience of nearly two million members,” said Mr. Hastings. “As we continue investments in this service, we are changing its price to reflect the robust offering we provide and the inherent value of that service.”

Associated with this price increase will be an increase in content spending to improve the rental experience to further reduce churn. In Q2 the price increase may elevate churn and depress year over year growth in new subscriber trials. Following this transition quarter, the price increase could allow the Company to maintain 42 to 45 percent gross margins, to invest more in new release content, and to improve churn for the balance of 2004.

[3]	Free cash flow is defined as cash flows from operating activities less cash flows used in investing activities excluding purchases and sales of short-term investments.

“Our commitment to ongoing investments in service quality has steadily improved customer satisfaction and retention,” said Mr. Hastings. “At our new price, we will make the world’s best movie service even better, and, as a result, we expect to reduce churn to below four percent in 2005.”

Business Outlook

Taking into account the Company’s expectation of the effects of the price increase, guidance for the second quarter is:

•	Ending subscribers of 1,935 to 2,140 thousand
•	Revenue of $116 to $120 million
•	GAAP net income of $1.0 to $3.5 million
•	Non-GAAP net income of $6.4 to $8.9 million
•	Gross margin of 40 to 42 percent
•	SAC of $34 to $36
•	Churn of 4.9 to 5.9 percent

The Company’s revised guidance for the full year of 2004 is:

•	Ending subscribers of 2,200 to 2,700 thousand from 2,400 to 2,700 thousand
•	Revenue of $485 to $535 million from $480 to $505 million
•	GAAP net income of $10.5 to $18.5 million (the Company’s guidance includes the cost of international expansion) from $4 to $10 million (the Company’s prior guidance excluded the cost of international expansion)
•	Non-GAAP net income of $26.5 to $34.5 million (the Company’s guidance update on February 26, 2004 did not include Non-GAAP net income)

During the third and fourth quarters, we expect the U.S. business to operate in the following ranges on a quarterly basis for the balance of the calendar year:

•	Gross margin of 42 to 45 percent from 43 to 45 percent
•	Churn of 4.0 to 5.0 percent from 4.3 to 5.1 percent
•	SAC of $34 to $36, unchanged

GAAP and Non-GAAP net income guidance includes an estimated net loss resulting from our anticipated international expansion of approximately $7.5 million. The Company has not previously provided guidance for its international expansion.

Float and Trading Plans

The Company estimates the public float at approximately 43,521,526 shares as of March 31, 2004 based on registered shares held in street name with the Depository Trust and Clearing Corporation. No outstanding shares are subject to a lock-up agreement of any kind. From time to time executive officers of Netflix may elect to buy or sell stock in Netflix. All such purchases or sales are made pursuant to the terms of 10b5-1 Trading Plans approved by the Company and generally adopted no less than three months prior to the first date of sale under such plan.

Earnings Call

The Netflix earnings call will be webcast today at 5:00 p.m. Eastern Time / 2:00 p.m. Pacific Time, and may be accessed at http://ir.netflix.com. Following the conclusion of the webcast, a replay of the call will be available via Netflix’s website at http://ir.netflix.com. For those without access to the Internet, a replay of the call will be available from 5:00 p.m. Pacific Time on April 15, 2004 through April 21, 2004. To listen to a replay, call (719) 457-0820, access code 477609. The Company also plans to include discussion of its business outlook in the conference call.

Use of Non-GAAP Measures

Management believes that Non-GAAP net income (loss) is a useful measure of operating performance because it excludes the non-cash impact of stock option accounting. In addition, management believes that free cash flow is a useful measure of liquidity because it excludes the non-operational cash flows from purchases and sales of short-term investments and cash flows from financing activities. However, these Non-GAAP measures should be considered in addition to, not as a substitute for, or superior to net income (loss) and net cash provided by operating activities, or other financial measures prepared in accordance with GAAP. A reconciliation to the GAAP equivalents of these Non-GAAP measures is contained in tabular form on the attached unaudited financial statements. Management believes that gross margin and SAC guidance for the U.S. business in the third and fourth quarters are useful measures because they give insight to investors with respect to the ongoing operations of the Company’s primary business and allow for an equivalent comparison to prior results. Furthermore, there is no reconciliation to consolidated GAAP measures as the Company has no finalized line-item detail with respect to its future consolidated operation.

About Netflix

Netflix (Nasdaq: NFLX) is the world’s largest online movie rental service, providing more than one million subscribers access to over 18,000 DVD titles. For $21.99 a month, Netflix subscribers rent as many DVDs as they want, and keep them as long as they want, with three movies out at a time. There are no due dates, no late fees and no shipping fees. DVDs are delivered for free by first-class mail from regional shipping centers located throughout the United States. Netflix can reach more than 80 percent of its subscribers with generally next business day delivery. The Company provides subscribers extensive information about DVD movies, including critic reviews, member reviews, online trailers, ratings, and personalized movie recommendations. For more information, visit www.netflix.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws, including statements regarding our subscriber growth, revenues, GAAP net income

(loss), Non-GAAP net income (loss), gross margin, subscriber acquisition cost and churn for the remaining quarters and full year of 2004. In addition, this press release contains forward looking statements regarding the impact and effects of our pending price increase, including potential negative short-term impacts on churn and new trial acquisitions and the potential positive long-term impacts on gross margins, churn, and content acquisition. This press release also contains forward-looking statements regarding our anticipated net loss in connection with international expansion. The forward looking statements in this release are subject to risks and uncertainties that could cause actual results and events to differ, including, without limitation: long-term negative impacts to churn, subscriber acquisition or other aspects of our business arising out of our subscription service price increase; our ability to manage our growth, in particular managing our subscriber acquisition cost as well as the mix between revenue sharing titles and titles not subject to revenue sharing that are delivered to our subscribers; our ability to attract new subscribers and retain existing subscribers; fluctuations in consumer usage of our service, risks associated with our plan to expand into international markets, including unforeseen cost and management distraction, customer spending on DVD players, DVDs and related products; competition; disruption in service on our website or with our computer systems; deterioration of the U.S. economy or conditions specific to online commerce or the filmed entertainment industry; conditions that effect our delivery through the U.S. Postal Service, including increases in first class postage; increases in the costs of acquiring DVDs; and, widespread consumer adoption of different modes of viewing in-home filmed entertainment. The GAAP net income guidance is subject to the risk and uncertainty associated with fluctuations in our stock price as the calculation includes an estimate of the stock-based compensation expense that is a function of the anticipated price of our stock, which is difficult to predict given its volatility. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K filed with the SEC on February 27, 2004. We undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.

Netflix, Inc.

Statements of Operations

(unaudited)

(in thousands, except per share data)

	Three Months Ended
	March 31, 2003	December 31, 2003	March 31, 2004
Revenues:
Subscription	$55,281	$80,780	$99,823
Sales	388	405	547

Total revenues	55,669	81,185	100,370
Cost of revenues:
Subscription	29,928	44,334	56,444
Sales	79	130	183

Total cost of revenues	30,007	44,464	56,627

Gross profit	25,662	36,721	43,743
Operating expenses:
Fulfillment	6,383	9,348	10,790
Technology and development	4,183	4,840	5,039
Marketing	13,207	14,602	26,693
General and administrative	2,248	2,566	3,136
Stock-based compensation	2,406	3,832	4,435

Total operating expenses	28,427	35,188	50,093

Operating income (loss)	(2,765)	1,533	(6,350)
Other income (expense):
Interest and other income	581	782	591
Interest and other expense	(191)	(44)	(31)

Net income (loss)	$(2,375)	$2,271	$(5,790)

Net income (loss) per share:
Basic	$(.05)	$.05	$(.11)

Diluted	$(.05)	$.04	$(.11)

Weighted-average common shares outstanding:
Basic	45,474	50,154	51,282

Diluted	45,474	64,282	51,282

Non-GAAP net income (loss) reconciliation:
Net income (loss)	$(2,375)	$2,271	$(5,790)
Add back:
Stock-based compensation	2,406	3,832	4,435

Non-GAAP net income (loss)	$31	$6,103	$(1,355)

Non-GAAP net income (loss) per share:
Basic	$—	$.12	$(.03)

Diluted	$—	$.09	$(.03)

Netflix, Inc.

Balance Sheets

(unaudited)

(in thousands, except share and per share data)

	As of
	December 31, 2003	March 31, 2004
Assets
Current assets:
Cash and cash equivalents	$89,894	$100,188
Short-term investments	45,297	46,014
Prepaid expenses	2,231	1,338
Prepaid revenue sharing expenses	905	877
Other current assets	619	541

Total current assets	138,946	148,958
DVD library, net	22,238	27,498
Intangible assets, net	2,948	2,322
Property and equipment, net	9,772	10,328
Deposits	1,272	1,302
Other assets	836	825

Total assets	$176,012	$191,233

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$32,654	$43,183
Accrued expenses	11,625	12,461
Deferred revenue	18,324	21,496
Current portion of capital lease obligations	416	360

Total current liabilities	63,019	77,500
Deferred rent	241	208
Capital lease obligations, less current portion	44	—

Total liabilities	63,304	77,708
Stockholders’ equity:
Common stock, $0.001 par value; 80,000,000 shares authorized at December 31, 2003 and March 31, 2004; 50,849,370 and 51,546,080 shares issued and outstanding at December 31, 2003 and March 31, 2004, respectively	51	52
Additional paid-in capital	270,836	275,775
Deferred stock-based compensation	(5,482)	(4,168)
Accumulated other comprehensive income	596	949
Accumulated deficit	(153,293)	(159,083)

Total stockholders’ equity	112,708	113,525

Total liabilities and stockholders’ equity	$176,012	$191,233

Netflix, Inc.

Statements of Cash Flows

(unaudited)

(in thousands)

	Three Months Ended
	March 31, 2003	December 31, 2003	March 31, 2004
Cash flows from operating activities:
Net income (loss)	$(2,375)	$2,271	$(5,790)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of property and equipment	1,333	1,129	1,252
Amortization of DVD library	6,620	14,790	18,127
Amortization of intangible assets	809	756	626
Stock-based compensation expense	2,406	3,832	4,435
Gain on disposal of DVDs	(367)	(275)	(364)
Non-cash interest expense	32	19	11
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	603	(560)	999
Accounts payable	1,868	4,195	10,529
Accrued expenses	423	671	836
Deferred revenue	1,484	4,553	3,172
Deferred rent	(9)	(22)	(33)

Net cash provided by operating activities	12,827	31,359	33,800

Cash flows from investing activities:
Purchases of short-term investments	(380)	(582)	(364)
Purchases of property and equipment	(561)	(4,315)	(1,808)
Acquisitions of DVD library	(6,409)	(18,717)	(23,570)
Proceeds from sale of DVDs	388	405	547
Deposits and other assets	(793)	423	(19)

Net cash used in investing activities	(7,755)	(22,786)	(25,214)

Cash flows from financing activities:
Proceeds from issuance of common stock	1,549	2,266	1,819
Principal payments on notes payable and capital lease obligations	(407)	(115)	(111)

Net cash provided by financing activities	1,142	2,151	1,708

Net increase in cash and cash equivalents	6,214	10,724	10,294
Cash and cash equivalents, beginning of period	59,814	79,170	89,894

Cash and cash equivalents, end of period	$66,028	$89,894	$100,188

Non-GAAP free cash flow reconciliation:
Net cash provided by operating activities	$12,827	$31,359	$33,800
Purchases of property and equipment	(561)	(4,315)	(1,808)
Acquisitions of DVD library	(6,409)	(18,717)	(23,570)
Proceeds from sale of DVDs	388	405	547
Deposits and other assets	(793)	423	(19)

Non-GAAP free cash flow	$5,452	$9,155	$8,950

Netflix, Inc.

Other Data

(unaudited)

(in thousands, except percentages and subscriber acquisition cost)

	As of / Three Months Ended
	March 31, 2003	December 31, 2003	March 31, 2004
Subscriber information:
New trial subscribers: during period	417	444	760
New trial subscribers year-to-year change	33.7%	41.0%	82.3%
New trial subscribers quarter-to-quarter sequential change	32.4%	15.9%	71.2%
Subscribers: end of period	1,052	1,487	1,932
Subscribers year-to-year change	74.5%	73.5%	83.7%
Subscribers quarter-to-quarter sequential change	22.8%	15.2%	29.9%
Free subscribers: end of period	43	71	87
Free subscribers as percentage of ending subscribers	4.1%	4.8%	4.5%
Paid subscribers: end of period	1,009	1,416	1,845
Paid subscribers year-to-year change	79.5%	77.9%	82.9%
Paid subscribers quarter-to-quarter sequential change	26.8%	14.0%	30.3%
Subscriber churn (monthly)	5.8%	4.8%	4.7%
Subscriber acquisition cost	$31.67	$32.89	$35.12

Margins:
Gross margin	46.1%	45.2%	43.6%
Operating margin	(5.0%)	1.9%	(6.3%)
Net margin	(4.3%)	2.8%	(5.8%)

Expenses as percentage of revenues:
Fulfillment	11.5%	11.5%	10.8%
Technology and development	7.5%	5.9%	5.0%
Marketing	23.7%	18.0%	26.6%
General and administrative	4.0%	3.2%	3.1%

Operating expenses before stock-based compensation	46.7%	38.6%	45.5%
Stock-based compensation	4.3%	4.7%	4.4%

Total operating expenses	51.0%	43.3%	49.9%

Year-to-year change:
Total revenues	82.4%	79.7%	80.3%
Fulfillment	53.6%	71.6%	69.0%
Technology and development	31.5%	22.2%	20.5%
Marketing	66.4%	39.2%	102.1%
General and administrative	71.7%	33.6%	39.5%
Operating expenses before stock-based compensation	56.9%	43.7%	75.5%
Stock-based compensation	126.8%	41.0%	84.3%
Total operating expenses	61.1%	43.4%	76.2%

Netflix, Inc.

Non-GAAP Guidance Reconciliation Schedule

(unaudited)

(in thousands)

	Second Quarter, 2004 Guidance Range
Non-GAAP net income reconciliation:
Net income	$1,000	$3,500
Add back:
Stock-based compensation	5,400	5,400

Non-GAAP net income	$6,400	$8,900

	Full Year, 2004 Guidance Range
Non-GAAP net income reconciliation:
Net income	$10,500	$18,500
Add back:
Stock-based compensation	16,000	16,000

Non-GAAP net income	$26,500	$34,500